Exhibit 99.1

News Release – October 30, 2014

CubeSmart Reports Third Quarter 2014 Results: FFO Per Share Grows 12.0%;

Same-Store NOI Increases 10.8%

MALVERN, PA -- (Marketwired) – October 30, 2014 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2014.

“CubeSmart’s dynamic operating platform and strong self-storage fundamentals led to another quarter of exceptional results.  Our 10.8% same-store NOI growth this quarter is particularly compelling on top of 10.0% growth in the third quarter of last year,” commented President and Chief Executive Officer Christopher P. Marr. “We continue to create long-term shareholder value through a disciplined investment strategy.  Our recent capital raise positions us to support both our external growth and conservative balance sheet objectives.”

Key Highlights for the Quarter

•                 Reported funds from operations (“FFO”) per share, as adjusted, of $0.28, representing a year-over-year increase of 12.0%.

•                 Increased same-store (346 facilities) net operating income (“NOI”) 10.8% year-over-year, driven by 7.7% revenue growth and a 1.1% increase in property operating expenses.

•                 Same-store occupancy averaged 92.3% during the quarter, up 180 basis points year-over- year; ended the quarter with same-store occupancy of 91.7%.

•                 Closed on three facility acquisitions totaling $38.9 million.

Funds from Operations

FFO, as adjusted, was $42.8 million for the third quarter of 2014, compared with $35.1 million for the third quarter of 2013.  FFO per share, as adjusted, increased 12.0% to $0.28 for the third quarter of 2014, compared with $0.25 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired three assets for $38.9 million during the three months ended September 30, 2014.  These acquisitions included two assets in Florida and one asset in Massachusetts.

Subsequent to September 30, 2014, the Company has acquired three facilities in Texas for an aggregate purchase price of $23.9 million.  In total for the year-to-date through this press release, the Company has acquired 25 assets for $293.5 million.

Additionally, CubeSmart is under contract to acquire 26 facilities for $223.0 million from investment funds managed by Harrison Street.  The first closing representing 22 facilities is expected to occur on November 3, 2014 for a purchase price of $195.5 million.  The first closing will include assets in Ohio (6), Illinois (5), Rhode Island (4), Florida (3), California (2), Nevada (1), and New York (1).  The second closing of the Harrison Street transaction includes four

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facilities in Illinois and is expected to occur by March 31, 2015 for a purchase price of $27.5 million. The Company also has five additional facilities under separate contracts totaling $43.4 million that are expected to close prior to December 31, 2014.  These pending acquisitions include one asset in Tennessee, one asset in Texas and three assets in Florida.

Purchase at Certificate of Occupancy (C/O) Activity

As of September 30, 2014, the Company had five facilities under contract to purchase at CO for a total acquisition price of $123.2 million.  Two of the facilities are located in New York and three of the facilities are located in Texas.  The purchase of these five facilities is expected to occur at various times between the fourth quarter of 2014 and the fourth quarter of 2015 after the completion of construction and the issuance of a certificate of occupancy. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

Joint Venture Development Activity

At September 30, 2014, the Company had invested $26.7 million in four joint venture development facilities under construction.  The Company anticipates investing a total of $79.9 million related to these projects.  Three of these facilities are located in New York and one is located in Virginia.  Each of the four construction projects is expected to be completed during 2015.  Year-to-date, the Company opened for operation two new self-storage facilities, one in New York and a mixed-use property in Pennsylvania that contains CubeSmart’s corporate headquarters, for a total cost of $42.3 million.

Third-Party Management

At September 30, 2014, the Company’s third-party management program included 172 facilities totaling 10.6 million square feet.  During the quarter ended September 30, 2014, the Company added 17 facilities to its third-party management program.  In total for the year-to-date, the Company has been awarded contracts to manage 23 additional facilities and has acquired six facilities from the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2014 included 346 facilities containing approximately 23.2 million rentable square feet and included approximately 87.8% of the aggregate rentable square feet of the Company’s 390 owned facilities.  These same-store facilities represented approximately 88.6% of property net operating income for the quarter ended September 30, 2014.

Same-store physical occupancy at period-end for the third quarter of 2014 was 91.7%, compared with 90.0% for the same quarter of last year.  Same-store total revenues for the third quarter of 2014 increased 7.7%, and same-store operating expenses increased 1.1% from the same quarter in 2013.  Same-store net operating income increased 10.8%, as compared with the same period in 2013.

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Operating Results

At September 30, 2014, the Company’s total owned portfolio included 390 facilities containing 26.4 million rentable square feet and had a physical occupancy of 91.5%.

Total revenues increased $14.6 million and total property operating expenses increased $3.6 million in the third quarter of 2014, as compared with the same period in 2013.  Increases in total revenues are primarily attributable to increased net effective rent growth and occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in total property operating expenses are primarily attributable to $2.7 million of increased expenses associated with newly acquired facilities as well as increased expenses on the same-store portfolio.

Interest expense increased from $10.0 million during the three months ended September 30, 2013 to $11.8 million during the three months ended September 30, 2014, an increase of $1.8 million.  The increase is attributable to a higher amount of outstanding debt in 2014.  To fund a portion of the Company’s growth, the average debt balance during the three months ended September 30, 2014 increased approximately $85 million from the same period in 2013 from $1,065 million to $1,150 million.  In addition, the weighted average effective interest rate on our outstanding debt increased from 3.75% for the three months ended September 30, 2013 to 4.09% for the three months ended September 30, 2014.

The Company reported net income attributable to the Company’s common shareholders of $7.0 million, or $0.05 per common share, in the third quarter of 2014, compared with net income attributable to the Company’s common shareholders of $14.8 million, or $0.11 per common share, in the third quarter of 2013.

Financing Activity

On September 25, 2014, Moody’s Investors Service upgraded the Company’s senior unsecured bonds and issuer ratings to Baa2 with a stable outlook from Baa3 with a positive outlook.  Additionally, the Company’s 7.75% Series A Cumulative Redeemable Preferred Shares (NYSE: CUBE-A) and preferred issuer ratings were upgraded to Baa3 from Ba1, also with a stable outlook.

In August 2014, the Company amended its $100 million term loan agreement resulting in lower borrowing spreads and a maturity extension.  As a result of the amendment, the Company’s borrowing rate was reduced to LIBOR + 1.4% from LIBOR + 2.0% and the maturity was extended to January 31, 2020 from June 18, 2018.

During the quarter, the Company sold 6.0 million common shares of beneficial interest through its “at-the-market” equity program (“ATM”) at an average sales price of $18.69 per share, resulting in net proceeds of $109.9 million.

On October 2, 2014, the Company amended its equity distribution agreements with various sales agents to increase the number of common shares of beneficial interest authorized for sale through its “at-the-market” equity program from 20.0 million to 30.0 million shares.

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Subsequent to September 30, 2014, the Company sold 2.0 million common shares of beneficial interest through its ATM program at an average sales price of $18.40 per share, resulting in net proceeds of $37.2 million.  In total for the year-to-date through this press release, the Company sold 15.2 million common shares of beneficial interest at an average sales price of $18.22 and raised $273.4 million of net proceeds through the ATM program.  As of the date of this press release, the Company had 9.2 million shares available for issuance under the existing equity distribution agreements.

On October 20, 2014, the Company completed its public offering of 7,475,000 common shares at a public offering price of $19.33, which reflects the full exercise by the underwriters of their option to purchase 975,000 shares to cover over-allotments.  We received approximately $143.0 million in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses.  These proceeds combined with the proceeds raised from the ATM program are expected to be used for general corporate purposes including funding a portion of the Company’s investment activity that has closed or is under contract.

Quarterly Dividend

On August 5, 2014, the Company declared a dividend of $0.13 per common share.  The dividend was paid on October 15, 2014 to common shareholders of record on October 1, 2014.

Also on August 5, 2014, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on October 15, 2014 to holders of record on October 1, 2014.

2014 Financial Outlook

“Core portfolio performance continued to exceed expectations for the quarter, leading us to another raise in our annual FFO guidance range and same-store operating metrics for 2014,” commented Chief Financial Officer Tim Martin.  “In addition to our improved outlook on same-store results, our revised guidance includes the impact of our investment activity to date and under contract, benefits to interest expense from our term loan amendment and credit rating upgrade, and our equity capital raising activity for the year.  Our balance sheet is well-positioned as we have raised sufficient equity capital to fund our committed investment activity and maintain our targeted credit metrics.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2014 will be between $1.06 and $1.07 (previously between $1.03 and $1.06), and its fully diluted net income per share for the period will be between $0.16 and $0.17 (previously between $0.13 to $0.16).  The Company’s estimates are based on the following key assumptions:

•                 For 2014, a same-store pool consisting of 346 assets totaling 23.2 million square feet

•                 Same-store net operating income (“NOI”) growth of 9.25% to 9.75% over 2013 (previously 8.25% to 9.25%), driven by revenue growth of 7.0% to 7.25% (previously 6.75% to 7.25%) and expense growth of 2.25% to 2.75% (previously 3.0% to 3.5%)

•                 General and administrative expenses of approximately $28.0 million to $28.5 million (previously $27.5 million to $28.5 million)

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Due to uncertainty related to the timing and terms of transactions, the impact of future investment activity is excluded from guidance.  For 2014, the Company is increasing its acquisition target to $570.0 million from a range of $250 million to $300 million, previously.

2014 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.16	to	$0.17
Plus: real estate depreciation and amortization	0.90		0.90
FFO per diluted share, as adjusted	$1.06	to	$1.07

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending December 31, 2014 will be between $0.26 and $0.27, and that its fully diluted earnings per share for the period will be between $0.04 and $0.05.

4th Quarter 2014 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.04	to	$0.05
Plus: real estate depreciation and amortization	0.22		0.22
FFO per diluted share, as adjusted	$0.26	to	$0.27

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, October 31, 2014 to discuss financial results for the three and nine months ended September 30, 2014.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10053628.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using  1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart’s website for 30 days.  In addition, a telephonic replay of the call will be available through November 30, 2014.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10053628.

Supplemental operating and financial data as of September 30, 2014 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2014 Self-Storage Almanac,

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CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Performance Measurements

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, amounts attributable to noncontrolling interests, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

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Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•        national and local economic, business, real estate and other market conditions;

•        the competitive environment in which we operate, including our ability to raise rental rates;

•        the execution of our business plan;

•        the availability of external sources of capital;

•        financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•        increases in interest rates and operating costs;

•        counterparty non-performance related to the use of derivative financial instruments;

•        our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•        acquisition and development risks;

•        increases in taxes, fees, and assessments from state and local jurisdictions;

•        risks of investing through joint ventures;

•        changes in real estate and zoning laws or regulations;

•        risks related to natural disasters;

•        potential environmental and other liabilities;

•        other factors affecting the real estate industry generally or the self-storage industry in particular; and

•        other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

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Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Storage facilities	$2,823,186	$2,553,706
Less: Accumulated depreciation	(466,516)	(398,536)
Storage facilities, net (including VIE assets of $40,726 and $34,559, respectively)	2,356,670	2,155,170
Cash and cash equivalents	31,264	3,176
Restricted cash	4,254	4,025
Loan procurement costs, net of amortization	11,194	12,687
Investment in real estate venture, at equity	98,321	156,310
Other assets, net	43,263	27,256
Total assets	$2,544,966	$2,358,624

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	-	38,600
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	215,849	200,218
Accounts payable, accrued expenses and other liabilities	63,139	57,599
Distributions payable	21,799	19,955
Deferred revenue	14,491	12,394
Security deposits	394	376
Total liabilities	1,215,672	1,229,142

Noncontrolling interests in the Operating Partnership	40,590	36,275

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	31	31
Common shares $.01 par value, 200,000,000 shares authorized, 153,233,858 and 139,328,366 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,532	1,393
Additional paid in capital	1,781,518	1,542,703
Accumulated other comprehensive loss	(8,558)	(11,014)
Accumulated deficit	(487,357)	(440,837)
Total CubeSmart shareholders’ equity	1,287,166	1,092,276
Noncontrolling interest in subsidiaries	1,538	931
Total equity	1,288,704	1,093,207
Total liabilities and equity	$2,544,966	$2,358,624

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

REVENUES
Rental income	$85,392	$72,744	$242,177	$207,735
Other property related income	10,142	8,558	30,088	24,150
Property management fee income	1,558	1,185	4,431	3,547
Total revenues	97,092	82,487	276,696	235,432
OPERATING EXPENSES
Property operating expenses	33,622	30,011	97,992	87,640
Depreciation and amortization	31,622	28,448	90,224	85,824
General and administrative	7,464	7,326	21,092	22,454
Acquisition related costs	1,258	470	3,658	2,233
Total operating expenses	73,966	66,255	212,966	198,151
OPERATING INCOME	23,126	16,232	63,730	37,281
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(11,772)	(9,968)	(35,670)	(30,828)
Loan procurement amortization expense	(566)	(536)	(1,650)	(1,509)
Equity in losses of real estate venture	(1,860)	-	(4,958)	-
Gain from sale of real estate	-	-	475	-
Other	(337)	(22)	(1,103)	(282)
Total other expense	(14,535)	(10,526)	(42,906)	(32,619)

INCOME FROM CONTINUING OPERATIONS	8,591	5,706	20,824	4,662

DISCONTINUED OPERATIONS
Income from discontinued operations	-	1,585	336	4,541
Gain from disposition of discontinued operations	-	9,310	-	9,538
Total discontinued operations	-	10,895	336	14,079
NET INCOME	8,591	16,601	21,160	18,741
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(106)	(257)	(250)	(240)
Noncontrolling interest in subsidiaries	(5)	(2)	(14)	(1)
NET INCOME ATTRIBUTABLE TO THE COMPANY	8,480	16,342	20,896	18,500
Distribution to preferred shareholders	(1,502)	(1,502)	(4,506)	(4,506)
NET INCOME ATTRIBUTABLE TO THE
COMPANY’S COMMON SHAREHOLDERS	$6,978	$14,840	$16,390	$13,994

Basic earnings per share from continuing operations attributable to common shareholders	$0.05	$0.03	$0.11	$-
Basic earnings per share from discontinued operations attributable to common shareholders	$-	$0.08	$-	$0.10
Basic earnings per share attributable to common shareholders	$0.05	$0.11	$0.11	$0.10

Diluted earnings per share from continuing operations attributable to common shareholders	$0.05	$0.03	$0.11	$-
Diluted earnings per share from discontinued operations attributable to common shareholders	$-	$0.08	$-	$0.10
Diluted earnings per share attributable to common shareholders	$0.05	$0.11	$0.11	$0.10

Weighted-average basic shares outstanding	149,758	135,365	144,919	134,007
Weighted-average diluted shares outstanding	152,006	138,106	147,082	136,643

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income from continuing operations	$6,978	$4,130	$16,059	$154
Total discontinued operations	-	10,710	331	13,840
Net income	$6,978	$14,840	$16,390	$13,994

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Same-store facility results (346 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three months ended September 30,		Percent	Nine months ended September 30,		Percent
	2014	2013	Change	2014	2013	Change

REVENUES

Net rental income	$75,101	$69,918	7.4%	$217,574	$203,288	7.0%

Other property related income	8,321	7,562	10.0%	24,177	21,763	11.1%

Total revenues	83,422	77,480	7.7%	241,751	225,051	7.4%

OPERATING EXPENSES
Property taxes	8,064	7,767	3.8%	23,984	23,222	3.3%
Personnel expense	7,484	7,487	0.0%	22,089	21,999	0.4%
Advertising	1,475	1,625	-9.2%	4,690	4,961	-5.5%
Repair and maintenance	1,194	1,001	19.3%	3,154	2,857	10.4%
Utilities	2,994	3,020	-0.9%	8,847	8,417	5.1%
Property insurance	776	746	4.0%	2,319	2,336	-0.7%
Other expenses	3,576	3,627	-1.4%	11,864	11,268	5.3%

Total operating expenses	25,563	25,273	1.1%	76,947	75,060	2.5%

Net operating income (1)	$57,859	$52,207	10.8%	$164,804	$149,991	9.9%

Gross margin	69.4%	67.4%		68.2%	66.6%

Period end occupancy (2)	91.7%	90.0%		91.7%	90.0%

Period average occupancy (3)	92.3%	90.5%		90.9%	87.9%

Total rentable square feet	23,164	23,164		23,164	23,164

Realized annual rent per occupied square foot (4)	$14.05	$13.35	5.2%	$13.78	$13.31	3.5%

Scheduled annual rent per square foot (5)	$15.29	$14.56	5.0%	$14.99	$14.48	3.5%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$57,859	$52,207		$164,804	$149,991
Non same-store net operating income (1)	7,475	1,936		18,303	3,055
Indirect property overhead (6)	(1,864)	(1,667)		(4,403)	(5,254)
Depreciation and amortization	(31,622)	(28,448)		(90,224)	(85,824)
General and administrative expense	(7,464)	(7,326)		(21,092)	(22,454)
Acquisition related costs	(1,258)	(470)		(3,658)	(2,233)

Operating Income	$23,126	$16,232		$63,730	$37,281

(1)

Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)	Represents occupancy at September 30 of the respective year.
(3)	Represents the weighted average occupancy for the period.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.
(6)	Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure — Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income attributable to the Company’s common shareholders	$6,978	$14,840	$16,390	$13,994

Add (deduct):
Real estate depreciation and amortization:
Real property - continuing operations	31,196	28,069	88,973	84,789
Real property - discontinued operations	-	727	-	2,386
Company’s share of unconsolidated real estate venture	3,272	-	9,765	-
Gains from sales of real estate	-	(9,310)	(475)	(9,538)
Noncontrolling interests in the Operating Partnership	106	257	250	240

FFO	$41,552	$34,583	$114,903	$91,871

Add:
Acquisition related costs	1,258	470	3,658	2,233

FFO, as adjusted	$42,810	$35,053	$118,561	$94,104

Earnings per share attributable to common shareholders - basic	$0.05	$0.11	$0.11	$0.10
Earnings per share attributable to common shareholders - fully diluted	$0.05	$0.11	$0.11	$0.10
FFO per share and unit - fully diluted	$0.27	$0.25	$0.77	$0.66
FFO, as adjusted per share and unit - fully diluted	$0.28	$0.25	$0.79	$0.68

Weighted-average basic shares outstanding	149,758	135,365	144,919	134,007
Weighted-average diluted shares outstanding	152,006	138,106	147,082	136,643
Weighted-average diluted shares and units outstanding	154,265	140,387	149,345	138,962

Dividend per common share and unit	$0.13	$0.11	$0.39	$0.33
Payout ratio of FFO, as adjusted	46%	44%	49%	49%

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